Exhibit 99.1

EcoChain, Inc. Reports Monthly Site Level
Financials for Q2 2021

Revenue Increase of 66% over Q1 2021

ALBANY, N.Y., July 15, 2021 – EcoChain, Inc. (“EcoChain”), a wholly-owned subsidiary of Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), a cryptocurrency mining business powered by renewable energy, today announced the release of site level results by month through June.

As previously communicated, EcoChain remains committed to releasing its site level financial flash report, including revenue, adjusted cost of cryptocurrency revenue and contribution margin.

Michael Toporek, CEO of the Company commented, “We continue to be pleased with our results, especially considering the current market conditions, clearly showcasing the strength of our business model. Our commitment to low cost, eco-friendly energy sourcing has been instrumental in maintaining our contribution margin.”

Key Summary Highlights:

Summary Results
(thousands)	Q1 2021	Q2 2021	Change	% Change
Revenue	$995	$1,656	$661	66.4%
Contribution Margin	$743	$1,261	$518	69.7%

Annualized Revenue	$3,980	$6,624
Annualized Contribution Margin	$2,972	$5,044

Click here to access the presentation and video:

https://ecochainmining.com/news/monthlyflashjune2021/

About EcoChain, Inc.

EcoChain, Inc., a wholly-owned subsidiary of Mechanical Technology, Incorporated, is engaged in developing and operating ultra-low cost green data centers focused on cryptocurrency mining. For more information about EcoChain, please visit www.ecochainmining.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties.

Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Contact Information:

Lisa Brennan

lbrennan@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com